The Tax-Exempt Bond Fund of America, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$ 276,467
Class B	$ 3,914
Class C	$ 12,017
Class F-1	$ 38,296
Class F-2	$ 3,115
Total	$ 333,809
Class R-5	$ 4,505
Total	$ 338,314

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$ 0.4970
Class B	$ 0.4118
Class C	$ 0.4059
Class F-1	$ 0.4870
Class F-2	$ 0.5142
Class R-5	$ 0.4749

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	603,249
Class B	9,076
Class C	33,712
Class F-1	82,548
Class F-2	21,434
Total	750,019
Class R-5	0
Total	750,019

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$ 11.82
Class B	$ 11.82
Class C	$ 11.82
Class F-1	$ 11.82
Class F-2	$ 11.82
Class R-5	$ 0